UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 3, 2013 (September 9, 2013)

Florida East Coast Holdings Corp.

(Exact Name of Registrant as Specified in its Charter)

Florida	333-174112	27-4591805
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File No.)	Identification Number)

7411 Fullerton Street, Suite 100,

Jacksonville, Florida

32256

(Address of principal executive offices)  (zip code)

(800) 342-1131

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)           On September 3, 2013, the Board of Directors of Florida East Coast Holdings Corp. (the “Company”) elected William R. Costantini as Vice President and Chief Transportation Officer of the Company, effective September 3, 2013.

Mr. Costantini, age 50, was the Military Assistant to the Assistant Commandant of the Marine Corps from August 2010 through August 13, 2013. Additionally, he served as Commanding Officer, Weapons Training Battalion, of the Marine Corps from August 2008 to August 2010. Prior to that, Mr. Costantini served as the Special Assistant to the Assistant to the Chairman of the Joint Chiefs of Staff in Washington DC. Mr. Costantini graduated from the United States Naval Academy with a BS degree in Mechanical Engineering. Mr. Costantini also has an MA degree in National Security Studies from the Naval Postgraduate School, an MS degree in National Resource Strategy, with a focus on the transportation industry, from the Industrial College of the Armed Forces, National Defense University, and a Professional Certificate in Strategic Decision Making and Risk Management from Stanford University.

There is no arrangement or understanding with any person pursuant to which Mr. Costantini was elected as Vice President and Chief Transportation Officer. There are no family relationships between Mr. Costantini and any director or executive officer of the Company, and he is not a party to any transaction requiring disclosure under Item 404(a) of Regulation S-K. Mr. Costantini does not have a written employment agreement. He will receive an annual base salary commensurate with his duties and, as a participant in the Company’s annual incentive plan, is eligible for an annual bonus based on individual and Company performance.

Item 9.01      Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed as part of this report:

Exhibit No.	Description

99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLORIDA EAST COAST HOLDINGS CORP.

	By:	/s/ John Brenholt
John Brenholt, Executive Vice President and
Chief Financial Officer

Date: September 9, 2013

EXHIBIT INDEX

99.1	Press Release